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                                                                      EXHIBIT 12

                               ENZO BIOCHEM, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
              Years ended July 31, 1995, 1994, 1993, 1992 and 1991


                                                             1995           1994           1993           1992           1991
                                                             ----           ----           ----           ----           ----

Fixed charges:
  Interest (including capitalized interest and
  amortization of deferred financing costs of
  $0 and $0 in 1995, $0 and $0 in 1994, $0 and
  $2,400 in 1993, $450,000 and $69,000 in 1992,
  and $1,598,000 and $167,000 in 1991,
  respectively)                                          $136,000       $114,000       $256,000     $2,273,000     $5,154,000

  Portion of rental expense representative of
    interest                                              377,000        369,000        346,000        353,000        438,000
                                                      -----------     ----------    -----------     ----------   ------------
          Total fixed charges                            $513,000       $483,000       $602,000     $2,626,000     $5,592,000
                                                      -----------     ----------    -----------     ----------   ------------
                                                      -----------     ----------    -----------     ----------   ------------

Earnings
  Income (loss) before provision (benefit) for
   taxes on income and extraordinary items             $9,749,000     $2,156,000    $(6,324,000)   $(1,103,000)  $(10,764,000)
  Extraordinary items                                          --        150,000       (466,000)       572,000       (790,000)
                                                      -----------     ----------    -----------     ----------   ------------
                                                        9,749,000      2,306,000     (6,790,000)      (531,000)   (11,554,000)

  Total fixed charges                                     513,000        483,000        602,000      2,626,000      5,592,000
  Less capitalized interest                                    --             --             --       (450,000)    (1,598,000)
                                                      -----------     ----------    -----------     ----------   ------------
          Total earnings (loss)                       $10,262,000     $2,789,000    $(6,188,000)    $1,645,000    $(7,560,000)
                                                      -----------     ----------    -----------     ----------   ------------
Deficiency of earnings to cover fixed charges                  --             --    $(6,790,000)     $(981,000)  $(13,152,000)
                                                      -----------     ----------    -----------     ----------   ------------
                                                      -----------     ----------    -----------     ----------   ------------

Ratio of earnings to cover fixed charges                    20.00           5.77             --             --             --
                                                      -----------     ----------    -----------     ----------   ------------
                                                      -----------     ----------    -----------     ----------   ------------

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